================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Sifco Industries, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                  [Sifco Logo]

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of SIFCO Industries, Inc. (the "Company") will be held in the National City Bank Auditorium (4th floor) of the National City Center Annex Building, 1900 East 9th Street, Cleveland, Ohio, on January 27, 1998 at 10:30 a.m., for the following purposes:

     1. To elect three directors for a three-year term expiring in 2001.

     2. To ratify the designation of Arthur Andersen LLP as the independent auditor of the Company.

     3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

     The holders of record of common shares of the Company at the close of business on December 5, 1997, will be entitled to receive notice of and vote at the meeting.

     The Company's Annual Report for the fiscal year ended September 30, 1997 has been previously mailed to shareholders.

     By order of the Board of Directors.

                                         SIFCO Industries, Inc.

                                         Mara L. Babin, Secretary

December 12, 1997

     KINDLY FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU NOTIFY THE COMPANY AT OR PRIOR TO THE MEETING THAT YOU INTEND TO VOTE YOUR SHARES IN PERSON AT THE MEETING, YOUR PROXY WILL NOT BE USED.

                                  [SIFCO LOGO]

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                               December 12, 1997

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The proxy which accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held January 27, 1998, or at any adjournment thereof (the "1998 Annual Meeting"). This proxy statement was first mailed on December 12, 1997 to holders of record of common shares of the Company ("Common Shares") at the close of business on December 5, 1997.

     Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing or in the open meeting. However, the mere presence at the meeting of the shareholder granting a proxy does not revoke the proxy. Unless revoked by notice as above stated, the shares represented by valid proxies will be voted on all matters to be acted upon at the meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which abstention is applicable. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the auditors. Broker non-votes will not affect the outcome of any matter for which the 1998 Annual Meeting is called.

     The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such brokers, custodians, nominees or fiduciaries, who will be reimbursed by the Company for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

     The record date for determination of shareholders entitled to vote at the 1998 Annual Meeting is December 5, 1997. As of November 30, 1997, the outstanding voting securities of the Company were 5,160,249 Common Shares. Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on the record date. The holders of a majority of the Common Shares issued and outstanding and entitled to be cast, present in person or by proxy, shall constitute a quorum for the purposes of the 1998 Annual Meeting.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, each shareholder will have cumulative voting rights in the election of directors and can give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of

Common Shares held by the shareholder, or distribute such number of votes among as many candidates and in such manner as the shareholder deems advisable. In case of such notice, it is intended that the persons named in the accompanying proxy will vote cumulatively for all or such of the nominees hereinafter mentioned as they deem best.

     As of November 30, 1997, Janice Carlson and Charles H. Smith, III, 970 East 64th Street, Cleveland, Ohio 44103, owned, as Trustees, 2,002,647 Common Shares representing 38.81% of the outstanding Common Shares of the Company, such Common Shares having been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of February 1, 1997, effective until January 31, 2002. Voting Trust Certificates for the number of Common Shares so deposited have been delivered by the Trustees (or their predecessors) to the beneficial owners thereof, except for any numbers of Common Shares less than one hundred (100) as may exist from time to time, for which no Voting Trust Certificates are delivered. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares.

     The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares and, unless noted otherwise, as of November 30, 1997, the number of Common Shares beneficially owned by, or held in trust for, each such person (including their spouses and children who live with them, if any) and the percentage of the outstanding Common Shares entitled to vote which that number of Common Shares constitutes.

         NAME AND ADDRESS              AMOUNT AND NATURE OF     PERCENT
        OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP     OF CLASS
-----------------------------------    --------------------     --------
Mrs. George D. Gotschall               729,714(1)                 14.14%
2400 Gulf Shore Blvd. N., Apt. 201
Naples, Florida 33940

Charles H. Smith, Jr.                  600,636(1)                 11.64%
4565 South Lake Drive
Boynton Beach, FL 33436

Dimensional Fund Advisors, Inc.        274,975(2)                  5.33%

---------------

(1) All Common Shares owned by Mrs. G. D. Gotschall, and 586,136 Common Shares owned by C. H. Smith, Jr. are subject to the Voting Trust Agreement described above.

(2) As of September 30, 1997, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, was deemed to have beneficial ownership of 274,975 Common Shares held by DFA Investment Dimensions Group, Inc. (the "Fund"), a registered open-end investment company, or by The DFA Investment Trust Company (the "Trust"), a Delaware business trust, or by the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such Common Shares.

Sole Voting Power                   =     179,700  Common Shares*
Shared Voting Power                 =        0
Sole Dispositive Power              =     274,975
Shared Dispositive Power            =        0

*Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 46,675 additional Common Shares which are owned by the Fund and 48,600 Common Shares which are owned by the Trust (both included in Sole Dispositive Power above).

                             ELECTION OF DIRECTORS

     The size of the Board of Directors is currently fixed at nine and classified into three classes. The term of office of one class of directors expires in each year. The terms of office of George D. Gotschall, Richard S. Gray and Thomas J. Vild will expire on the day of the 1998 Annual Meeting.

     Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. George D. Gotschall, Richard
S. Gray and Thomas J. Vild to serve for three-year terms ending in 2001, and until their respective successors are elected. All nominees currently serve as directors of the Company.

     The nominees receiving the greatest number of votes shall be elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees should be occasioned by death or other unexpected occurrence, it is currently intended that the proxies will be voted for reducing the size of the Board to eight or for the election of such other person or persons, if any, as the Nominating Committee of the Board may recommend.

     The following information was furnished to the Company by each director or nominee and sets forth the name, age, principal occupation or employment of each director and the period during which he has served as a director of the Company. Except as otherwise noted below, each director or nominee has held his principal occupation or employment for at least five years.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     GEORGE D. GOTSCHALL, 77, Director of the Company from 1950 to 1958 and continuously since 1962; Mr. Gotschall is Assistant Secretary of the Company and previously served the Company until February 1983 as Vice
President-International and Treasurer. Mr. Gotschall is also a Director of National City Trust Company, West Palm Beach, Florida (banking).

     RICHARD S. GRAY, 66, Director of the Company since January 1986. Mr. Gray is President of Enterprise Development Inc., a cooperative venture with the Weatherhead School of Management of Case Western Reserve University, and a Director of Shiloh Industries, Inc., Mansfield, Ohio, (flatrolled steel processor). In addition, Mr. Gray was a Director of The Center for Venture Development from November 1985 to April 1987 and Senior Vice President of LTV Steel, Cleveland, Ohio (primary steel manufacturer) from July 1984 to June 1985.

     THOMAS J. VILD, 63, Director of the Company since 1994; management consultant since 1990. Mr. Vild was an aerospace industry analyst with the investment firm of Roulston Research, Cleveland, Ohio, from 1987 through 1990 and Director of Market Analysis and Forecasting for the Aircraft Components Group of TRW from 1978 to 1987. Prior to such time, Mr. Vild served in a variety of management positions at TRW, Martin Marietta Corporation and Gould, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2000

     JEFFREY P. GOTSCHALL, 49, Director of the Company since October 1986; Chief Executive Officer of the Company since July 1990; and President of the Company since October 1989. In addition, Mr. Gotschall served as Chief Operating Officer of the Company from October 1986 to July 1990, as Executive Vice President of the Company from October 1986 through September 1989, and as President of SIFCO Turbine Component Services from May 1985 through February 1989.

     DR. DAVID V. RAGONE, 67, Director of the Company since 1983. Dr. Ragone has been a Senior Lecturer at Massachusetts Institute of Technology (Department of Materials Science and Engineering) since July 1988 and was a Visiting Professor at M.I.T. from July 1987 through June 1988. Dr. Ragone was President of Case Western Reserve University from July 1980 through June 1987 and theretofore Dean of the College of Engineering at the University of Michigan. Dr. Ragone is also a Director of Cabot Corporation, Boston, Massachusetts, (carbon black and natural gas). He was a general partner of Ampersand (venture capital fund) from 1988 to April 1992 and has been a partner of Ampersand Ventures, Wellesley, Massachusetts, since April 1992.

     CHARLES H. SMITH, Jr., 77, Director of the Company since 1941; Chairman of the Board. Mr. Smith previously served the Company as its Chief Executive Officer from January 1943 until February 1983. Mr. Smith is a former Chairman of the Board of the Chamber of Commerce of the United States. He served as a member of the governing body of the International Labor Organization from 1975 to 1978 and served as the United States employer delegate to the ILO from 1975 to 1992.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

     WILLIAM R. HIGGINS, 55, Director of the Company since 1992. Mr. Higgins has served as President/General Manager of AAR Composites,Inc., Clearwater, Florida (design and manufacturing of advanced composite material products) since 1980. Mr. Higgins previously served as a research consultant in composites technology for Jet Executive International and Gulfstar, Inc. Mr. Higgins also served as President of Force Engineering, Sarasota, Florida from 1974 to 1978 (design and manufacture of composites technology for boat industry).

     HUDSON D. SMITH, 46, Director of the Company since 1988; Treasurer of the Company since 1983; Vice President and General Manager of SIFCO Forge Group since January 1995; General Manager of SIFCO Forge Group's Cleveland Operations from October 1989 through January 1995; and Group General Sales Manager of SIFCO Forge Group from July 1985 through September 1989.

     J. DOUGLAS WHELAN, 58, Director of the Company since October 1995. Mr. Whelan has served as President of Wyman-Gordon Company, Grafton, Massachusetts, since October of 1997. Mr. Whelan previously served from May of 1994 through September of 1997 as President of Wyman-Gordon Forgings, Houston, Texas and from 1989 through April 1994, as Vice President of Operations for the Cameron Forged Products Division of Cooper Industries, Houston, Texas. From 1965 to 1989, Mr. Whelan served in a variety of executive and management positions with Cameron Iron Works.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

     The following table sets forth as of November 30, 1997, the number of Common Shares beneficially owned by each director, nominee for director, officer and all directors and officers as a group, according to information furnished to the Company by such persons:

                                                           AMOUNT AND NATURE
                                                             OF BENEFICIAL       PERCENT
                           NAME                              OWNERSHIP(1)        OF CLASS
    ---------------------------------------------------    -----------------     --------
    Richard A. Demetter................................           41,694               *
    George D. Gotschall(2)(3)(4).......................          729,714           14.14%
    Jeffrey P. Gotschall(2)(4)(5)......................          114,325            2.22%
    Richard S. Gray....................................            9,400               *
    William R. Higgins.................................              500               *
    David V. Ragone(6).................................           11,125               *
    Charles H. Smith, Jr.(2)(3)(4).....................          600,636           11.64%
    Hudson D. Smith(2)(4)(5)...........................          132,399            2.57%
    Thomas J. Vild.....................................            1,000               *
    J. Douglas Whelan..................................            8,000               *
    All Directors and Officers as a Group(7)...........        2,113,158           40.96%

---------------

 * Common Shares owned are less than one percent of class.

(1) Unless otherwise stated below, the Common Shares owned by each director or nominee are owned of record by that person who has sole voting and investment power as to those Common Shares. A portion of the total number of Common Shares for the following persons and group represents Common Shares which could be acquired within 60 days of the date of this Proxy Statement by exercise of stock options: Mr. R. A. Demetter, 17,500 Common Shares; and all directors and officers as a group 17,500 Common Shares.

(2) Includes in the cases of Messrs. G. D. Gotschall, J. P. Gotschall, H. D. Smith and C. H. Smith, Jr. Common Shares owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.

(3) Mr. C. H. Smith, Jr. and Mr. G. D. Gotschall are brothers-in-law.

(4) Includes Voting Trust Certificates issued by the Voting Trust described above representing an equivalent number of Common Shares held by such Trust as follows: Mr. G. D. Gotschall -- 729,714; Mr. J. P. Gotschall -- 98,000; Mr. C. H. Smith, Jr. -- 586,136; and Mr. H. D. Smith -- 130,727.

(5) Mr. J. P. Gotschall is the son of Mr. G. D. Gotschall and the nephew of Mr.
    C. H. Smith, Jr. Mr. H. D. Smith is the son of Mr. C. H. Smith, Jr. and the nephew of Mr. G. D. Gotschall.

(6) Includes Common Shares owned jointly with his wife.

(7) Includes 2,002,647 Common Shares held in the Voting Trust as to which Janice Carlson and C. H. Smith III, as trustees, share voting control. Also includes Common Shares reported as beneficially owned by Dr. Ragone as described in Note (6).

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled meetings and one special meeting during the last fiscal year. Among the Board of Directors' standing committees are the Audit; Compensation, Pension and Stock Option; Nominating; and Technology Committees.

     The functions of the Audit Committee are to determine the scope of the audit, to discuss any special problems that may arise during the course of the audit and to review the audit and findings for the purpose of reporting to the Board of Directors. The Audit Committee, currently composed of Mr. Higgins, Mr. Gray, Dr. Ragone and Mr. Vild held two meetings during the last fiscal year.

     The function of the Compensation, Pension and Stock Option Committee is to review the compensation of directors and officers of the Company and to recommend to the Board of Directors the employees of the Company to whom stock options should be granted and the number of Common Shares which should be subject to each option so granted. The Compensation, Pension and Stock Option Committee, currently composed of Messrs. Gray, Higgins and Whelan, held one meeting during the fiscal year.

     The function of the Nominating Committee is to recommend candidates for the Board of Directors. The Nominating Committee, currently composed of Messrs. G.
D. Gotschall and Gray and Dr. Ragone, held one formal meeting separate from Board meetings during the fiscal year and met in conjunction with Board meetings and had informal discussions during the year. The Nominating Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating Committee should submit such recommendation in writing to a member of the Nominating Committee or the Secretary of the Company.

     The function of the Technology Committee is to review developments in technology that may impact the businesses and marketplace the Company serves. The Technology Committee, comprised of Dr. Ragone and Messrs. Higgins, Vild and Whelan, held one meeting in 1997.

     In fiscal 1997, each director (other than directors who are employed by the Company) received an annual retainer fee of $12,000 and an attendance fee of $700 per meeting for meetings on a day other than the day of a Board meeting and $400 per meeting for meetings held on the day of a Board meeting. Committee chairmen received an additional $2,000 annual retainer for such service.

     Under the Company's deferred compensation program, a director may defer all or any portion of his compensation as a director. Compensation so deferred is credited to an account or accounts on the Company's books and is credited, at the participant's election, with interest at a money market rate, or with units the value of which is tied to the market value of the Common Shares at the time the compensation is earned. The amounts so deferred may be distributed, at the election of the director, upon termination of his position with the Company, or at a future date, in a lump sum or in installments over a period not to exceed ten years.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING AND COMPLIANCE

     On one occasion, Mr. Gray was several days late in filing a Form 4 with respect to a single transaction involving a charitable gift.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the highest paid executive officer of the Company whose salary and bonus exceed $100,000 together with the total compensation paid to each such individual for the Company's three previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM
                                                   ANNUAL             COMPENSATION
                                                COMPENSATION          ------------
                                           ----------------------        OPTION        ALL OTHER(1)
   NAME & PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)       AWARDS#        COMPENSATION
--------------------------------  ----     ---------     --------     ------------     ------------
Jeffrey P. Gotschall............  1997       215,000      161,250           -0-            1,290
President & CEO.................  1996       200,000       74,000           -0-            1,206
                                  1995       175,000       34,000           -0-            1,050
Richard A. Demetter.............  1997       110,000       82,500           -0-            1,320
Vice President & CFO............  1996       105,000       39,999           -0-            1,281
                                  1995       101,000       18,000           -0-            6,007

---------------

(1) Represents amounts contributed by the Company as matching contributions pursuant to the Company's Employee Thrift Plan, a defined contribution plan, and compensation paid from the Phantom Stock Plan.

     The value of non-cash compensation and personal benefits furnished by the Company to its executive officers in 1997, valued at their incremental cost to the Company, did not exceed ten percent of the reported cash compensation for such person.

STOCK OPTIONS

     No stock options for the purchase of Common shares ("Stock Options") were granted during the fiscal year ended September 30, 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Set forth below, for each executive officer of the Company named in the Summary Compensation Table, is information relating to such officer's exercise of Stock Options during the fiscal year ended September 30, 1997 and ownership of unexercised Stock Options at September 30, 1997.

                                                                                  VALUE OF UNEXERCISED IN
                    SHARES                       NUMBER OF UNEXERCISED             THE MONEY OPTIONS AT
                   ACQUIRED                       OPTIONS AT YEAR-END                 FISCAL YEAR-END
                      ON         VALUE       -----------------------------     -----------------------------
      NAME         EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------  --------     --------     -----------     -------------     -----------     -------------
Jeffrey P.
  Gotschall......    9,245      $ 99,375           -0-              -0-               -0-              -0-
R. A. Demetter...      -0-           -0-        17,500              -0-         $ 251,300              -0-

PENSION PLAN

     The amounts stated in the foregoing Summary Compensation Table do not include amounts paid by the Company for purposes of funding the Company's non-contributory pension plan. Messrs. J. P.

Gotschall and R. A. Demetter participate on the same basis as other salaried employees in a non-contributory pension plan known as SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan").

     The foregoing Summary Compensation Table includes both the base salary, which is compensation covered by the Retirement Plan, and incentive compensation, which is not covered by the Retirement Plan.

     The estimated annual retirement benefit under the Retirement Plan for each participant is based upon the assumption that base salary will remain unchanged until the normal retirement age of 65 is reached, and that likewise the provisions of the Retirement Plan with respect to those retirement benefits will remain unchanged. Under the terms of the Retirement Plan, the amount of normal annual retirement benefit payable to a participating employee is generally based upon years of service with the Company prior to normal retirement date, "final average earnings" (average basic salary during the period of 60 consecutive months within the 120 months preceding retirement during which the total amount of basic salary was the highest) and average Social Security covered compensation. For an employee retiring with 25 years of service or less, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service at retirement, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or a lump sum payment.

                                    YEARS OF SERVICE
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
------------     -------     -------     -------     -------     -------
  $ 50,000        13,333      17,777      22,221      25,346      28,471
    75,000        21,373      28,497      35,621      40,309      44,996
   100,000        29,413      39,217      49,021      55,271      61,521
   150,000        45,493      60,657      75,821      85,196      94,571
   200,000        61,573      82,097     102,621     115,121     127,621
   250,000        77,653     103,537     129,421     145,046     160,671
   300,000        93,733     124,977     156,221     174,971     193,721(1)

---------------

(1) Amounts over $130,000 may only be paid from a supplemental retirement plan.

     The payments by the Company to fund the benefits under the Retirement Plan are actuarially determined. The estimated annual benefits payable upon retirement and projected years of credited service to retirement to the above-named officers are as follows: Mr. J. P. Gotschall -- $175,671 (39.8 years); and Mr. R. A. Demetter -- $62,093 (28.8 years). Under the Internal Revenue Code of 1986, as amended, the maximum benefit payable under the Retirement Plan to covered employees is reduced to $130,000. Therefore, effective as of March 1, 1984, the Company established a supplemental executive retirement plan to provide covered employees with an amount equal to what they would have been entitled to receive under the Retirement Plan if there had been no reduction in the level of benefits payable as a result of changes in federal tax laws. Total pension expense for the Retirement Plan for fiscal year 1997 was $422,749.

EMPLOYEES' THRIFT PLAN

     The amounts stated in the Summary Compensation Table include amounts contributed and expensed by the Company under the SIFCO Industries, Inc. Employees' Thrift Plan. This Plan is a qualified 401(k) plan and was established in 1981 to encourage savings among employees. By the terms of the Plan, all employees are permitted to contribute up to 16% of their pay, up to a maximum amount of $9,500 in calendar year 1997, including wages, overtime pay and any commissions received, to a trust fund. Under the Plan, the Company matches 60% of the first 2% of pay contributed.

     Employee contributions may be invested in one or more of four funds: an equity fund, a balanced fund, a government money market fund and an international fund. For employees with less than three full years of service, one-half of the amounts contributed by the Company are automatically vested. The remaining 50% becomes fully vested after three full years of service. Amounts contributed by the Company for employees with three or more full years of service vest immediately. Withdrawals of employee after-tax contributions may be made at six-month intervals for any reason, but withdrawals of employee before-tax contributions and all other vested earnings may be made only in cases of certain financial emergencies at six-month intervals. All amounts in the fund credited to an employee are payable in cash or stock on the employee's death, retirement or permanent disability.

PHANTOM STOCK PLANS

     The Company has outstanding units pursuant to three compensatory phantom stock plans for key employees of the Company and its subsidiaries. Under these plans, an aggregate of up to 600,000 units were authorized to be awarded. The authority to grant units under the plans expired September 30, 1985 as to the 1981 plan and September 30, 1992 as to the 1987 plan. Awards can be granted under the phantom plan adopted in 1994 (the "1994 Phantom Plan") until September 30, 1999. Units were credited to participating employees' unit accounts at the average of the high and low trading prices of the Common Shares on the 10 business days preceding the date of award. At such times as dividends are paid on the Common Shares, the Company credits to participating employees' dividend equivalent accounts the number of share equivalents which could have been purchased had an equivalent dividend been paid on the phantom stock units credited to the employee's unit accounts and applied to purchase Common Shares.

     The earliest date (the "Valuation Date") upon which a participating employee (i) retires from the Company in conformity with its customary retirement policies, (ii) retires early with the consent of the Company, (iii) becomes disabled such that he is eligible to receive benefits under the Company's long-term disability plan, (iv) dies, (v) notifies the Company of his election to voluntarily discontinue participation in the Plan or the Company terminates the Plan, fixes the amounts to which a participating employee is entitled to receive under the Plan. A participating employee is entitled, with respect to his unit account, to the excess of the average of the high and low trading prices of Common Shares during the 10 days preceding the Valuation Date over the base value of the units credited to his account and, with respect to his dividend equivalent account, the value of the dividend equivalents credited thereto. Dividend equivalents are valued at the average of the high and the low trading prices of Common Shares over the 10 days preceding the Valuation Date.

     Twenty-five percent (25%) of the units vest on each anniversary of the date of the grant, and the employee is fully vested after four (4) years. The dividend equivalent units vest immediately. The amount of compensation paid from the Phantom Stock Plan in 1997 was $422,749. As of the date of this Proxy Statement, there were an aggregate of 124,563 award units outstanding to an aggregate of 24 employees under the three plans with base values ranging from $2.72 to $10.625. Included in the foregoing amounts are the number of units and average base value for each of the following: Mr. J. P. Gotschall -- 8,000 units ($5.88); and Mr. Demetter 1,000 units ($10.625).

     As of November 13, 1997, the Company's liability under the phantom stock plans for officers was approximately $449,643, and for all participating employees, was $1,707,316.

                      REPORT OF THE PENSION, COMPENSATION
                           AND STOCK OPTION COMMITTEE

     The Company's compensation of its executive personnel has three components: base salary, cash incentive compensation and non-cash incentives (stock options and/or phantom stock).

     Base salary is set at the beginning of each fiscal year with consideration of roughly comparable positions in firms similar to the Company in size and industry, the individual's relative degree of responsibility within the Company, performance record and salary history. Mr. Gotschall's 1997 base salary was set at $215,000 at the beginning of fiscal 1997. The Compensation Committee recognized the greatly improved Company earnings, the dramatic improvement in the price of the Common Shares and the major organizational effort and leadership exhibited by Mr. Gotschall in fiscal 1996.

     The Company has incentive compensation plans for each business unit and for the corporate headquarters staff. The Forge Group's incentive program is a gainsharing plan that pays each employee of the Group an identical amount based upon profits in excess of quarterly performance goals. For business units other than the Forge Group, incentive compensation pools ranging from 3% of division profit before tax (subject to certain adjustments) for the corporate headquarters staff to 10% of division profit before tax less interest and parent expense for the remaining business units. The formula for incentive compensation pools is fixed at the beginning of each fiscal year. Incentive compensation is allocated by the applicable business unit manager among the participants in the plan in the general proportion that the participant's individual salary bears to the aggregate salaries of all participants, subject to a cap on individual incentive compensation equal to a specified percentage of the participant's base salary (75% of base salary for the Chief Executive Officer and an equal or lesser percentage of base salary for other participants in fiscal 1997).

     As a result of the Company's profit before tax in fiscal 1997, Mr. Gotschall's incentive compensation as calculated pursuant to the incentive pool for the corporate headquarters staff, was $161,250.

     The Company also has a Phantom Stock Plan and Stock Option Plan. These plans are utilized to reward performance and create incentives for future performance to achieve the Company's strategic objectives. Grants under each plan are recommended by management and approved or modified by the Compensation, Stock Option and Pension Committee of the Board. With respect to fiscal 1997, 25,000 phantom stock units were awarded.

                                         Richard S. Gray
                                         William R. Higgins
                                         J. Douglas Whelan

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the price performance of Common Shares to the price performance of the S&P Composite -- 500 Stock Index and the S&P Aerospace/Defense Group. The graph assumes that the value of the investment in the Common Shares, the S&P Composite -- 500 Stock Index and the S&P Aerospace/Defense Group was $100 on September 30, 1990.

                  COMPARISON OF FIVE-YEAR PRICE PERFORMANCE OF
                     SIFCO INDUSTRIES, INC., S&P 500 INDEX
                        AND S&P AEROSPACE/DEFENSE GROUP

       MEASUREMENT PERIOD                                   S&P
     (FISCAL YEAR COVERED)           SIFCO STOCK      AEROSPACE/DEFENSE   S&P 500 INDEX
09/92                                           100                100                100
12/92                                            97                112                104
03/93                                            86                115                108
06/93                                            75                126                108
09/93                                            71                132                110
12/93                                            78                143                112
03/94                                            83                146                107
06/94                                            60                147                106
09/94                                            72                144                111
12/94                                            87                150                110
03/95                                            75                172                120
6/95                                             97                199                130
9/25                                             99                217                140
12/95                                           119                244                139
03/96                                           154                261                154
06/96                                           192                268                161
09/96                                           222                292                165
12/96                                           231                321                177
03/97                                           264                299                181
06/97                                           317                336                212
09/97                                           461                356                227

                       APPROVAL OF DESIGNATION OF AUDITOR

     The accounting firm of Arthur Andersen LLP has been the Company's independent accountant and auditor and has audited the accounts of the Company and its consolidated subsidiaries for a number of years. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 1997, subject to the approval of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 1998 Annual Meeting (in person or by proxy) is required. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors. The Board of Directors recommends ratification of the selection of Arthur Andersen LLP as independent auditor of the Company for the year ending September 30, 1998.

     Representatives of Arthur Andersen LLP are expected to be present at the 1998 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any shareholder who is the record or beneficial owner of at least 1% or $1,000 in market value of Common Shares entitled to be voted at the 1999 Annual Meeting of Shareholders (the "1999 Annual Meeting") and who has held such Common Shares for at least one year may present a proposal at the 1999 Annual Meeting. A shareholder who intends to present a proposal at the 1999 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than August 10, 1998.

                                 OTHER MATTERS

     The management does not know of any other matters which will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                                         By order of the Board of Directors

                                         Mara L. Babin, Secretary

December 12, 1997.

                             SIFCO INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints CHARLES H. SMITH, JR. and GEORGE D. GOTSCHALL, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of the Shareholders of SIFCO Industries, Inc., to be held on January 27, 1998, and at any and all adjournments thereof, upon the following:

      (1) ELECTION OF DIRECTORS. To elect the following persons for three-year terms ending in 2001.

                  George D. Gotschall      Richard S. Gray      Thomas J. Vild

                     [ ]  FOR all nominees listed above     [ ]  WITHHOLD Authority to
                          (except as noted below)                vote for all nominees


(INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

               _______________________________________________________________

      (2) RATIFICATION OF THE DESIGNATION OF ARTHUR ANDERSEN LLP as independent auditor of the Company

                     [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN
      (3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                     [ ]  GRANT AUTHORITY            [ ]  WITHHOLD AUTHORITY

The Board of Directors recommends that the Shareholders vote FOR the nominees and proposals listed above.
                                                       (Continued on other side)
--------------------------------------------------------------------------------

                      (Proxy - continued from other side)

Proxy No.                                                  Shares

       IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

                                               Dated______________________19____

                                               _________________________________

                                               _________________________________

                                               NOTE: The signature of this proxy
                                               should correspond with the name
                                               (or names), as shown hereon, in
                                               which your stock is registered.
                                               Where stock is registered jointly
                                               in the name of two or more
                                               persons, all should sign.